Exhibit 10.3
THIS AGREEMENT (“Agreement”) is entered into as of the Effective Date (as defined in Paragraph 1), by and between Occidental Petroleum Corporation, a Delaware corporation (“Employer”), and W.C.W. (Willie) Chiang (“you”), based upon the following:

A.	You previously entered into an offer letter with Employer dated April 19, 2012, setting forth certain terms and conditions of employment (your “Offer Letter”);

B.	You have been employed as a full-time employee of Employer or its subsidiaries or affiliates (collectively, “OPC”) since June 11, 2012; and
C. The parties desire to provide for your amicable separation from employment.
In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.	Effective Date of Agreement: This Agreement will take effect immediately at the time you sign this Agreement and return it to Employer (the “Effective Date”).

2.
Separation and Separation Date: Your employment by Employer will end at 11:59 p.m. on June 10, 2015 (your “Separation Date”), which is prior to the third anniversary of your date of hire. You have requested, and Employer has agreed, that you will be deemed to have retired with the consent of Employer and your rights under award agreements or other benefit plans and programs will be determined accordingly, except as expressly provided in Paragraphs 3, 4 or 5.

3.
Separation Payments: If this Agreement becomes effective as provided in Paragraph 1, Employer shall provide you with separation payments (your “Separation Pay”) in accordance with the terms of your Offer Letter as follows:

(a)	You will receive separation pay for the twelve-month period that begins at 12:00 a.m. on June 11, 2015 and concludes at 11:59 p.m. on June 10, 2016 (the “Separation Pay Period”).

(b)
Your Separation Pay will be comprised of 24 semimonthly payments each equal to twenty six thousand, forty-one dollars and sixty-six cents ($26,041.66), reduced by appropriate deductions for applicable taxes and any medical and dental coverage provided pursuant to Paragraph 4 below. Your Separation Pay will be paid to you on your regular payday, commencing on the first regular payday occurring on or after the Effective Date, by using your choice of direct deposit or by check mailed to the address on file or to another address that you identify in Paragraph 18.

(c)
Notwithstanding the foregoing, no amount of the Separation Pay shall be paid to you before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the Separation Date or, if earlier, the date of your death following the Separation Date. All such amounts that would, but for the preceding sentence, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by Employer with respect to any such delayed payments.

Should you die before you receive any of the payments contemplated by this Paragraph 3, such payments shall continue for the benefit of your heirs and will be made at the times specified in this Paragraph.

4.
Medical and Dental Benefits: Any benefits provided pursuant to this Paragraph 4 will be subject to the terms and conditions governing the applicable medical or dental plan, including, without limitation, the right of OPC to modify, amend, change or terminate such plan at any time.

(a)
Medical Coverage: Provided that you are a participant in the medical plan on your Separation Date, you and any eligible enrolled dependents may continue to participate during the period that commences at 12:00 a.m. on June 11, 2015 and concludes at 11:59 p.m. on April 10, 2016 (the “Medical Coverage Period”). During the Medical Coverage Period, you and any eligible enrolled dependents may continue to participate in the medical plan at the active participant rate, but on an after-tax basis, for the same coverage then in effect or as changed in the future for active participants. At the end of the Medical Coverage Period, if you are then enrolled in the plan, you will be eligible for COBRA coverage, at your sole expense, for the period established by COBRA.

(b)
Dental Coverage: Provided that you are a participant in the dental plan on your Separation Date, you and any eligible enrolled dependents may continue to participate during the Medical Coverage Period at the active participant rate, but on an after-tax basis, for the same coverage then in effect or as changed in the future for active plan participants. At the end of the Medical Coverage Period, if you are then enrolled in the plan, you will be eligible for COBRA coverage, at your sole expense, for the period established by COBRA.

5.
Other Benefit Plans and Programs: Except as expressly provided in Paragraphs 3 or 4 and this Paragraph 5, commencing the first day after your Separation Date, you will cease to be eligible to participate in any employee benefit or compensation plans or programs offered by OPC. Any benefits or compensation will be subject to the terms and conditions governing the applicable benefit or compensation plan, including, without limitation, the right of OPC to modify, amend, change or terminate such plan at any time.

(a)	Executive Incentive Compensation Plan (the “EICP”): In accordance with the terms of your Offer Letter:
(1)    Individual Performance. With respect to the 2015 plan year, you will receive a lump sum payment based on your target, with a minimum target payment of $300,000, for the personal objectives portion of the EICP annual bonus (your “Individual Performance Bonus”) based on your individual performance without regard to your retirement, as if you remained employed and not forfeited your award. Your Individual Performance Bonus, reduced by appropriate deductions for applicable taxes, will be paid according to the terms of the EICP, but in no event later than March 14, 2016.
(2)    Employer Performance. With respect to the 2015 plan year, you will remain eligible to receive a lump sum payment in an amount based on your target of $450,000 and Employer’s actual performance, pursuant to the terms of the EICP, for the financial objectives portion of the EICP annual bonus (your “Occidental Performance Bonus”) based on Employer performance without regard to your retirement, as if you had remained employed and not forfeited your award. Any Occidental Performance Bonus, reduced by appropriate deductions for applicable taxes, will be paid according to the terms of the EICP, but in no event later than March 14, 2016.
Should you die before you receive any of the payments contemplated by this Paragraph 5(a), such payments shall continue for the benefit of your heirs and will be made at the times specified in this Paragraph.

(b)	2005 Long-Term Incentive Plan (the “2005 LTIP”):
(1)    Forfeited Awards.
(A)    Total Shareholder Return Incentive Awards (“TSRI Awards”). The portions of the TSRI Awards granted to you as of July 11, 2012 (the forfeited portion of the award, the “2012 TSRI”) and July 9, 2014 (the forfeited portion of the award, the “2014 TSRI”) that will be forfeited upon the Separation Date are shown in Attachment A to this Agreement. Pursuant to the terms of your Offer Letter, you will receive a lump sum payment in cash, subject to withholding for applicable taxes, in an amount equal to the amount you would have received upon certification of the 2012 TSRI and the 2014 TSRI based on actual Employer performance had you remained employed and not forfeited your award. Payment in lieu of the 2012 TSRI will be made in July 2015 as promptly as practicable after certification of the award according to the terms of the original award agreement. Payment in lieu of the 2014 TSRI will be made in July 2017 as promptly as practicable after certification of the award according to the terms of the original award agreement.
(B)    Restricted Stock Incentive Awards (“RSI Awards”). The portions of the RSI Awards granted to you as of July 11, 2012, July 22, 2013 and July 9, 2014 (the “Forfeited RSI Awards”) that will be forfeited upon the Separation Date are shown in Attachment A to this Agreement. Pursuant to the terms of your Offer Letter, you will receive a lump sum payment in cash, subject to withholding for applicable taxes, in an amount equal to the amount you would have received upon certification of each Forfeited RSI Award based on actual Employer performance had you remained employed and not forfeited your awards. Payment in lieu of the Forfeited RSI Awards will be made as promptly as practicable after certification of each award according to the terms of the original award agreement.
(C)    Return on Capital Employed Incentive Awards (“ROCE Awards”). The portion of the ROCE Award granted to you as of July 9, 2014 (the “Forfeited ROCE Award”) that will be forfeited upon the Separation Date is shown in Attachment A to this Agreement. Pursuant to the terms of your Offer Letter, you will receive a lump sum payment in cash, subject to withholding for applicable taxes, in an amount equal to the amount you would have received upon certification of the Forfeited ROCE Award based on actual Employer performance had you remained employed and not forfeited your award. Payment in lieu of the Forfeited ROCE Award will be made in February 2018 as promptly as practicable after certification of the award according to the terms of the original award agreement.
Should you die before you receive any of the payments contemplated by this Paragraph 5(b)(1), such payments shall continue for the benefit of your heirs and will be made at the times specified in this Paragraph.
(2)    Outstanding Awards. Except as provided in Paragraph 5(b)(1) above, the vesting, forfeiture, right to exercise and the settlement of any outstanding awards issued under the 2005 LTIP will be solely governed by the terms and conditions of the 2005 LTIP and your outstanding award agreements (including any terms and conditions required to be accepted on-line for the award to become effective) (the “Outstanding 2005 LTIP Award Agreements”).

(c)
Occidental Petroleum Corporation Savings Plan (the “PSA”) and Occidental Petroleum Corporation Savings Retirement Plan (the “PRA”): After your Separation Date: (i) you will be eligible to receive distributions or make withdrawals from the PSA and PRA in accordance with the terms of such plan, and; (ii) you will not be eligible to make or receive contributions to either the PSA or the PRA.

(d)
Supplemental Retirement Plan (“SRP II”): You previously elected to receive your distribution from the SRP II as a lump sum distribution following your separation from service. You will receive a lump sum distribution of your SRP II account balance in March of 2016. After your Separation Date, you will not be eligible to make or receive further contributions to SRP II.

(e)
Health Savings Account (“HSA”): If you participate in a high deductible health plan and you also elect to contribute to an HSA, Employer contributions and automatic payroll deductions for your HSA will cease as of your Separation Date. After your Separation Date, you may contribute directly to your HSA provider.

(f)
Flexible Spending Account (“FSA”): If you contribute to a Health Care Spending Account or a Dependent Care Spending Account, or both, your automatic pre-tax payroll contributions will cease as of your Separation Date. Eligible expenses incurred through your Separation Date up to the balance in your account with respect to dependent care expenses and up to the amount you elected for the year for eligible health care expenses may be submitted for reimbursement. After your Separation Date, you will be eligible to continue participation in the Health Care FSA through COBRA coverage, on an after-tax basis, for the period established by COBRA.

(g)
Sign on Long Term Incentives: Under the terms of your Offer Letter, you were awarded restricted shares with an initial value based on the closing price of Employer stock on the date of the award. These restricted shares were vested at grant and, pursuant to the terms of the award, as of June 11, 2015, the requirement to hold not less than 50% of the net after-tax shares received will lapse.

(h)	Accrued Paid Time Off: Pursuant to OPC common practice, you will be paid all accrued paid time off without regard to your retirement.

(i)
No Other Separation Benefits: Notwithstanding anything in this Agreement to the contrary, you hereby acknowledge and agree that this Agreement is in lieu of and automatically disqualifies you from participating in all plans, programs or arrangements of separation, severance, termination or pay continuation announced or maintained heretofore or hereafter by OPC, except as expressly provided in this Agreement.

6.
Restrictive Covenants: Employer has provided you access to confidential information for use only during your employment with OPC and you have during your employment been entrusted, in a unique and special capacity, with developing the goodwill of OPC, and in consideration thereof and in consideration of Employer providing you with access to confidential information, you have voluntarily agreed to the covenants set forth in this Paragraph. You further agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect OPC’s confidential information, goodwill and substantial and legitimate business interests.

(a)
Solicitation of Employees: For two years following your Separation Date, you will not hire, solicit or encourage any employee, consultant or contractor of OPC to terminate his or her relationship with OPC, or to enter into any employment or other similar business relationship with any other person or entity (including but not limited to you or any competitor of OPC).

(b)
Non-Compete: For one year following your Separation Date, you will not, without the prior written approval of Employer, directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity of whatever nature, engage or participate within the Market Area in competition with OPC in any aspect of the exploration and production (E&P) sector (which, for the avoidance of doubt, does not include the downstream or midstream sectors) (“Business”), which such prohibition shall prevent you, among other things, from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity primarily engaged in, or planning to primarily engage in, such Business in competition, or anticipated competition, in the Market Area, with OPC. For these purposes, “Market Area” means (i) any state in the United States where, as of the Separation Date, OPC conducts business and (ii) any other location within 75 miles of any location where, as of the Separation Date, OPC conducts business or has material plans to conduct business of which you are aware. Notwithstanding the foregoing provisions, you may, directly or indirectly own, solely as an investment, securities of any person engaged in the Business that are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if you (A) are not a controlling person of, or a member of a group which controls, such person and (B) do not, directly or indirectly, own 2% or more of any class of securities of such person.

Because of the difficulty of measuring economic losses to OPC as a result of a breach of the covenants set forth in this Paragraph, and because of the immediate and irreparable damage that would be caused to OPC for which they would have no other adequate remedy, you agree that Employer shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be Employer’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to Employer at law and equity. The covenants in this Paragraph are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

7.
Confidential Information: You agree that you will continue to comply after your Separation Date with any existing agreement with or for the benefit of OPC or between OPC and any third party for the benefit of the third party regarding confidential or proprietary information, including trade secrets and patents. Additionally, you agree that you will not divulge to any person, business, firm, corporation or government entity, nor use to the detriment of OPC, nor use in any business, venture, or any organization of any kind, or in any process of manufacture, production or mining, at any time during the term of this Agreement or anytime thereafter:

(a)	Any trade secrets of OPC, in any form, including, without limitation, all graphic material, forms, documents, data and information; and

(b)
Any confidential information of OPC, in any form, including, without limitation, inventions, discoveries, improvements, methods, technology, business plans, environmental plans, procedures and practices, enterprises, manufacturing information, purchasing information, negotiations with any third parties, plant design or operation, financial results, medical records or information, or any other confidential information of OPC affecting or concerning any aspect of the business or operations of OPC or any of its directors, officers or employees, developed, acquired, used by, disclosed to or discovered by you during your employment by OPC.

However, nothing herein shall prohibit you from: (i) disclosing confidential information when compelled to do so by law; (ii) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (iii) making disclosures that are protected under the whistleblower provisions of applicable law.

8.
Return of Property: You agree to return to Employer on or before the Separation Date, all originals, copies, and all electronic or digitally created or stored originals and copies of OPC’s directories, policies, procedures, manuals, reports, organization charts, documents, records and files, including without limitation all information of the type described in Paragraphs 7(a) and (b).

9.
Disclosure and Non-Disparagement: You will not disclose the terms and conditions of this Agreement to anyone other than your immediate family, accountant, or attorney or as required by law, regulation, court order, subpoena or other judicial or administrative process. You will not make any derogatory, defamatory or negative statement about OPC or any of its officers, directors, or employees to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship to any of them.

10.
Waiver and Release: You absolutely and forever release and discharge OPC and its past and present parent entities, subsidiaries and affiliated entities and each of their shareholders, officers, directors, employees, insurance carriers, predecessors and successors, assigns, agents, attorneys, representatives, heirs, benefit plans, and administrators (referred to collectively as “Employer Releasees”) and each of them from all your claims for relief, causes of action, liabilities, debts, liens, expenses, damages, judgments, attorneys’ fees and costs of whatever kind or nature whatsoever, whether arising in law or equity, whether currently known or unknown, or later discovered by you, that you have, may have or claim to have against Employer Releasees, individually or collectively, arising out of, relating to, or resulting from any acts or omissions occurring prior to the execution of this Agreement, including without limitation, such acts or omissions arising out of, relating to or resulting from your employment, termination of employment or any compensation, benefits or any other terms or conditions of that employment with OPC or its past and present parent entities, subsidiaries and affiliated entities (referred to collectively as your “Released Claims”). You represent that you are unaware of any workers’ compensation claim brought on your behalf or any facts on which such a claim could be brought.

(a)
Your Released Claims include but are not limited to all claims arising out of any express or implied agreement, or any California, Texas, New York, or other state, municipal, local, Federal or foreign constitution, statute, regulation or ordinance, order, public policy or common law, examples of which include, without limitation: Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Act of 1866; Equal Pay Act; Age Discrimination in Employment Act of 1967; Employee Retirement Income Security Act of 1974; Americans with Disabilities Act; Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; Regulations of the Office of Federal Contract Compliance Program; Rehabilitation Act of 1973; Worker Adjustment Retraining and Notification Act; New York Human Rights Laws; Texas Commission on Human Rights Act; Texas Labor Code Section 21.001 et seq.; California Government Code Section 12900 et seq.; all provisions of the California Labor Code; Orders of the California Industrial Welfare Commission; and all of the foregoing as they may have been amended.

(b)
This Agreement does not waive claims you could make, if available, for unemployment compensation or worker’s compensation benefits, and this Agreement does not release any claims the law does not permit you to release. You understand that you do not waive your right to file a charge with a government administrative agency (“agency”) enforcing the civil rights laws, the National Labor Relations Board, or any other state or federal agency, or to participate in any investigation or proceeding conducted by such agency, nor shall any provision in this Agreement adversely affect your right to engage in such conduct. However, you agree to waive your right to obtain any monetary relief or other recovery, including without limitation reinstatement, as a result of or with regard to the matters alleged in any charge or complaint or to collect any monies or compensation as a result of filing or participating in such a charge or complaint.

(c)	Your Released Claims do not include obligations created by this Agreement or any existing rights to indemnity pursuant to statute, contractual indemnity, or By-law provisions of OPC.

11.
Laws With Respect to Releases: There are laws that may invalidate releases of claims that are unknown to the releasing party. By signing this Agreement, you agree to waive any protection to which you may otherwise be entitled against any Employer Releasees by virtue of any such law. In particular, and not by way of limitation, you represent and acknowledge that you are familiar with Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You waive and relinquish any rights and/or benefits that you have or may have against Employer Releasees individually and collectively under Section 1542 of the California Civil Code, or any similar applicable statute to the full extent permitted by law.

12.
Entire Agreement: This Agreement, together with the Outstanding 2005 LTIP Award Agreements, the PSA, the PRA and the agreements referred to in Paragraph 7, contains the entire agreement and understanding between the parties concerning the subject matters of this Agreement. Each party represents to the other that this Agreement is executed without reliance on any inducement or representation by anyone except as stated in this Agreement. Any other existing employment or consulting agreement, including for the avoidance of doubt, your Offer Letter, or any plan, program or arrangement of separation, severance, termination, or pay continuation, oral, written or implied, between you and OPC shall be deemed to be terminated and of no further force or effect as of your Separation Date, and you further acknowledge that satisfaction of Employer’s obligations under this Agreement fully satisfy all its obligations under the Offer Letter. This Agreement can only be modified by a writing, signed by you and Employer.

13.
Dispute Resolution: Any claim or controversy that arises between you and OPC shall be decided exclusively by final and binding arbitration, including without limitation, any claims arising out of or relating to the interpretation, enforcement, alleged breach, or the subject matters of this Agreement, claims by you against any Employer Releasees, and to the full extent permitted by law, any claims arising out of local, state, federal and foreign common law, statutes and ordinances. In exchange for the benefits of mutual and binding arbitration, you and Employer are waiving the right to bring a claim against the other in a court that would be tried before a judge or jury. You and Employer retain whatever rights to injunctive relief that may be available under applicable laws. Notwithstanding the foregoing, any dispute or claim in connection with the receipt of benefits under any OPC‑sponsored benefit plans shall be governed exclusively by the claims procedures under the applicable plan.

The arbitration will be conducted by a single arbitrator, in the state in which you last worked for OPC in accordance with the procedures required by the law of such state, and to the extent not inconsistent with applicable law, the following will govern arbitration hereunder:

(a)
Commencing Arbitration: The National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) will apply. The party seeking arbitration will provide written notice, respectively, to the General Counsel of Employer or to you stating the issues to be arbitrated and a summary of the facts on which the claims are based. The parties will attempt to select a mutually acceptable arbitrator within 21 days after receipt of the written notice. If they are unable to agree, the arbitrator will be selected from a list of nine potential arbitrators recommended by AAA at the request of either party. The arbitrator will be an attorney with experience in the employment field or a retired judge.

(b)
Power of the Arbitrator: The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction.

(c)
Expense of Arbitration: To the extent required under applicable law, your responsibility for payment of the neutral arbitrator’s fees and expenses shall be limited to an amount equal to the filing fee that would be required for a state trial court action and Employer shall pay all remaining fees and expenses of the arbitrator. Unless otherwise required under applicable law, the expenses of the arbitrator (including compensation) shall be borne equally by the parties and each party shall pay its own expenses of arbitration. Any controversy regarding the payment of fees and expenses under this arbitration provision shall be decided by the arbitrator. Payment of any fees or expenses by Employer that is required under this Paragraph 13(c) and that is not exempt from Section 409A shall comply with Section 409A’s requirements for reimbursement or in-kind benefit plans, as set forth in regulation section 1.409A-3(i)(1)(iv) (or any successor provision). For purposes of satisfying such requirements under Section 409A, the following rules shall apply but only to the extent that the payment under this Paragraph 13(c) is subject to Section 409A, (i) any payment by Employer that is otherwise required by Paragraph 13(c) shall be made during the period not longer than 2 years, (ii) the amount of payments made during one taxable year for you shall not affect the amount of such payments in any other taxable year; (iii) a payment shall be made by the last day of your taxable year following the taxable year in which the expense was incurred and (iv) your right to payments by Employer under this Paragraph 13(c) shall not be subject to liquidation or exchange for any other benefit.

14.
Acknowledgment With Respect to Releases: You acknowledge and agree that the releases given above include a waiver and release of any and all claims which you have or may have against Employer and Employer Releasees, individually and collectively. The waivers and releases above are given only in exchange for consideration (something of value) in addition to anything of value to which you are otherwise already entitled. The waiver and releases set forth above do not waive rights or claims that may arise after the date on which you sign this Agreement. You acknowledge that:

(a)	You have carefully read and fully understand all of the terms and provisions of this Agreement;

(b)	This Agreement is written in a manner calculated to be and is understood by you;

(c)	You knowingly and voluntarily waive and release your rights and claims and agree to all of the terms and provisions of this Agreement;

(d)	You knowingly and voluntarily intend to be legally bound by all of the terms and provisions of this Agreement; and

(e)	You were previously advised, and are hereby advised in writing to consult with an attorney of your choice before executing this Agreement.

15.
Severability: If any part of this Agreement, with the exception of Paragraphs 2, 3, 4, 5, 10, 11 and 14, is held by any tribunal of appropriate jurisdiction to be invalid or unenforceable, that part shall be stricken from this Agreement and all other terms of this Agreement shall remain in full force and effect to the full extent permitted by law. Paragraphs 2, 3, 4, 5, 10, 11 and 14 are the essence of this Agreement and should any part of these paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void and any consideration received under this Agreement shall be returned to Employer.

16.	Successors: This Agreement shall be binding upon you, your heirs, executors and assigns and upon Employer, and all of its successors and assigns.

17.
Governing Law/Compliance with Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law rules or principles thereof, and shall be construed according to its ordinary meaning and not for or against either party. Notwithstanding the foregoing, this Agreement shall be interpreted in accordance with all applicable requirements of Section 409A, and any distribution, acceleration or election feature of this Agreement subject to Section 409A that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result.

18.
Address for Communications: You shall keep Employer informed of (i) your official residence address for purposes of communications pursuant to this Agreement and under benefit plans and (ii) your designated bank account if you choose to receive payments pursuant to this Agreement through direct deposit. Your current designated address is: [ADDRESS].

19.	No Admission of Liability: This Agreement does not constitute an admission by any party hereto of wrongdoing or liability and it shall not be construed as such.

20.	No Attorneys’ Fees or Costs: Each party to this Agreement shall bear its own attorney fees and costs of any kind incurred in connection with the negotiation, review and finalization of this Agreement.

21.
Return of Incorrect Payments: If you receive Separation Pay, benefit award amounts (in cash or equity), distributions of deferred amounts or other property or compensation from OPC to which you are not entitled hereunder or which otherwise should have been withheld for taxes or otherwise, then, and in such event, you shall hold such Separation Pay, benefit award amounts, distributions or other property or compensation in trust for the benefit of, and shall immediately pay over or deliver such property to, Employer. If Employer has continuing payment obligations under this Agreement at the time such error in payment is discovered, Employer may offset such payment obligations against your obligations under this Section 21.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.
EMPLOYER
By:    /s/ Darin S. Moss_______________________________
DARIN S. MOSS
VICE PRESIDENT – COMPENSATION AND BENEFITS
OCCIDENTAL PETROLEUM CORPORATION
By:    /s/ Willie Chiang________________________________
W.C.W. (Willie) Chiang
Date:    June 10, 2015_________________________________

Attachment A
Forfeited Awards
Willie Chiang
Separation Date: June 10, 2015

Forfeited Total Shareholder Return Incentive Awards
2012 TSRI	1,456
2014 TSRI	9,562
Forfeited Restricted Stock Incentive Awards
2012 RSI-PB	546
2013 RSI-PB	5,744
2014 RSI-PB	9,664
Forfeited Return on Capital Employed Incentive Award
2014 ROCE	15,872